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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 20, 2008
LODGENET INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (605) 988-1000
n/a

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities
     In response to the current and anticipated economic uncertainties, on November 20, 2008, LodgeNet Interactive Corporation (the “Company”) implemented an expense reduction program, which included (a) a reduction in force, (b) the indefinite deferral of compensation adjustments for all officers and employees, (c) the suspension of the 401(k) corporate matching contribution, and (d) the suspension of the Company’s 2009 bonus program. The Company is also investigating and planning for other operational expense savings for 2009.
     The reduction in force will result in a decrease of the Company’s employees by approximately 180 full time positions, representing approximately 13% of its total workforce. The reduction in force will be completed by December 31, 2008.
     As a result of the reduction in force, the Company expects to incur a charge of approximately $1,375,000 in the fourth quarter of 2008. This charge will include expenses related to the severance for terminated employees and other exit-related costs arising from contractual and other obligations. The charge is not expected to affect the Company’s compliance with its financial covenants during the fourth quarter of 2008 because related cash expenditures during the period will be offset by cash savings on salaries and related costs.
     The foregoing contains forward-looking statements regarding the timing of reduction in force and amount of related charges and the Company’s compliance with financial covenants. Statements regarding future events are based on the Company’s current expectations and are necessarily subject to associated risks related to the completion of the reduction in force in the manner anticipated by the Company. Actual results may differ materially from those in the forward-looking statements. For information regarding other factors that could cause the Company’s results to vary from expectations, please see the “Risk Factors” section of the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. The Company undertakes no obligation to revise or update publicly any forward-looking statements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGENET INTERACTIVE CORPORATION
Date: November 24, 2008	By	/s/ James G. Naro
James G. Naro
	Its	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer